EXHIBIT 1.1

SIERRA WIRELESS, INC.
ANNUAL INFORMATION FORM
For the Fiscal Year Ended December 31, 2013

DATED February 27, 2014

ANNUAL INFORMATION FORM

Cautionary Note Regarding Forward-looking Statements

Certain statements and information in this Annual Information Form ("AIF") are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws (“forward-looking statements”), including our business outlook for the short and longer term and our strategy, plans and future operating performance.  Forward-looking statements are provided to help you understand our views of our short and longer term prospects. We caution you that forward-looking statements may not be appropriate for other purposes. We will not update or revise our forward-looking statements unless we are required to do so by securities laws.  Forward-looking statements:

•	Typically include words and phrases about the future such as “outlook”, “may”, “estimates”, “intends”, “believes”, “plans”, “anticipates” and “expects”;

•	Are not promises or guarantees of future performance. They represent our current views and may change significantly;

•	Are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

▪	Our ability to develop, manufacture and sell new products and services that meet the needs of our customers and gain commercial acceptance;

▪	Our ability to continue to sell our products and services in the expected quantities at the expected prices and expected times;

▪	Expected cost of goods sold;

▪	Expected component supply constraints;

▪	Our ability to “win” new business;

▪	Expected deployment of next generation networks by wireless network operators;

▪	Our operations are not adversely disrupted by component shortages or other development, operating or regulatory risks; and

▪	Expected tax rates and foreign exchange rates.

•
Are subject to substantial known and unknown material risks and uncertainties.  Many factors could cause our actual results, achievements and developments in our business to differ significantly from those expressed or implied by our forward-looking statements, including, without limitation, the following factors which are discussed in greater detail under “Risks and Uncertainties” and in our other regulatory filings with the U.S. Securities and Exchange Commission (the “SEC”) in the United States and the provincial securities commissions in Canada:

▪
Actual sales volumes or prices for our products and services may be lower than we expect for any reason including, without limitation, continuing uncertain economic conditions, price and product competition, different product mix, the loss of any of our significant customers, or competition from new or established wireless communication companies;

▪	The cost of products sold may be higher than planned or necessary component supplies may not be available, are delayed or are not available on commercially reasonable terms;

▪	We may be unable to enforce our intellectual property rights or may be subject to litigation that has an adverse outcome;

▪	The development and timing of the introduction of our new products may be later than we expect or may be indefinitely delayed;

▪	Transition periods associated with the migration to new technologies may be longer than we expect;

▪	Unanticipated costs associated with litigation or settlements associated with intellectual property matters; and

▪	Higher than anticipated costs; disruption of, and demands on, our ongoing business; and diversion of management’s time and attention in connection with acquisitions or divestitures.

Investors are cautioned not to place undue reliance on these forward-looking statements.  No forward-looking statement is a guarantee of future results.

CURRENCY
Unless otherwise indicated, all figures are stated in U.S. dollars.
CORPORATE STRUCTURE
Unless the context otherwise indicates, references to “we”, “our”, “us”, “the Company”, “the Corporation” or “Sierra Wireless” in this Annual Information Form means Sierra Wireless, Inc. and its subsidiaries.
Sierra Wireless was incorporated under the Canada Business Corporations Act on May 31, 1993. The Articles of Sierra Wireless were amended by a Certificate of Amendment issued March 29, 1999 to remove the private company provisions and restrictions on share transfer. The Articles of the Company were further amended by Certificates of Amendment issued May 13, 1999 and May 14, 1999 to: (i) re-designate and change all existing Common Shares in the capital of the Company to new Common Shares in the capital of the Company (the “Common Shares”); (ii) change the rights attached to all Preference Shares in the capital of the Company (the “Preference Shares”) and to remove each existing series of Preference Shares; and (iii) consolidate the Common Shares on the basis of one post-consolidation Common Share for 1.5 pre-consolidation Common Shares.
The Company’s registered and records office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3 and its head office and principal place of business is located at 13811 Wireless Way, Richmond, British Columbia, Canada, V6V 3A4.
The following table lists subsidiaries of Sierra Wireless and their jurisdictions of incorporation or organization. All such entities are 100% owned, directly or indirectly, by Sierra Wireless.

Name	Jurisdiction of Incorporation or Organization
Sierra Wireless America, Inc.	Delaware, U.S.A.
Sierra Wireless (UK) Limited	United Kingdom
Sierra Wireless (Asia-Pacific) Limited	Hong Kong
Sierra Wireless (Australia) Pty Limited	Australia
Sierra Wireless Technology (Shenzhen) Limited	China
Sierra Wireless Japan KK	Japan
Sierra Wireless France SAS	France
Sierra Wireless Luxembourg S.à.r.l.	Luxembourg
Sierra Wireless S.A.	France
Sierra Wireless Hong Kong Limited	Hong Kong
Sierra Wireless Solutions and Services S.A.	France
Sierra Wireless South Africa (Proprietary) Limited	South Africa
Wavecom Korea Co. Ltd.	Korea
Sierra Wireless Technology SAS	France
Sierra Wireless do Brasil Comunicacoes Ltda	Brazil
Sierra Wireless Deutschland GmbH	Germany
Sierra Wireless Korea Yuhan Hoesa	Korea

GENERAL DEVELOPMENT OF THE BUSINESS
Sierra Wireless Inc. is the global leader in machine-to-machine (“M2M”) devices and cloud services, delivering intelligent wireless solutions that simplify the connected world.  We offer the industry's most comprehensive portfolio of 2G, 3G, and 4G LTE embedded modules and gateways, seamlessly integrated with our secure M2M cloud services. Customers worldwide, including OEMs, enterprises and mobile network operators, trust our innovative solutions to get their connected products and services to market faster.

We completed the sale of substantially all of the assets and operations related to our AirCard business in April 2013 - a transaction that marked a significant milestone in our transition into a pure-play leader in M2M and connected device solutions.
We also completed the acquisition of the M2M embedded modules and modem business of AnyDATA Corporation in October 2013. The acquired business includes 3G and 4G wireless modules and modems which are sold mainly in Korea and broadens our global reach, enhances our technical capabilities and expands our market share leadership.
Early in 2014 we announced that we had entered into a definitive agreement to purchase all of the shares of In Motion Technologies Inc. ("In Motion"). In Motion is a leader in mobile enterprise solutions, providing rugged in-vehicle mobile routers tightly integrated with an advanced mobile-optimized security system and a powerful management and application platform. The acquisition of In Motion will strengthen our leadership position in M2M and broaden our Enterprise Solutions portfolio. It is anticipated that this purchase will be completed in early March 2014.
We have two reportable segments. Our OEM Solutions segment includes our AirPrime® Embedded Wireless Modules portfolio, including embedded wireless modules for PC OEM customers. These products enable our OEM customers to integrate wireless connectivity into products and solutions. Our Enterprise Solutions segment includes AirLink® Intelligent Gateways and the AirVantage® M2M Cloud platform. These products enable Enterprise customers to get their M2M applications up and running quickly. Following closing, the acquired In Motion business will be integrated and reported within our Enterprise Solutions segment.
Our customers serve a broad range of industries, including automotive, networking, energy, security, sales and payment, industrial control and monitoring, fleet management, field service, healthcare and consumer electronics, including leading PC and tablet manufacturers. We are the global market share leader in M2M today, with 34% of the M2M embedded wireless module market (source: ABI Research, 2012), and are widely recognized as the innovation leader as well. We are often first-to-market with new air interface standards, including fourth generation ("4G") wireless technologies such as Long Term Evolution (“LTE”), we support on-board embedded applications using the OpenAT and ALEOS Application Frameworks, and we offer tightly integrated, cloud-based device management software to simplify the deployment and operation of M2M and connected device solutions.

Product and customer developments that have recently influenced the general progression of the Company’s business include the following:

OEM Solutions

◦
We introduced the Legato™ platform, an open source embedded platform built on Linux and designed to simplify the development of M2M applications from the device to the cloud. Legato includes Wind River Linux, a commercial-grade Linux distribution with a rich set of capabilities based on the latest open source technologies, along with a fully integrated application framework and feature-rich tools. It makes M2M application development quicker, easier, and more flexible by providing a tested and validated solution on an established, well-supported open source foundation with built-in connectivity, security, and management. Legato provides embedded M2M developers with a head start, significantly reducing the time and cost to build their solutions. It provides existing customizable components needed for M2M solutions across a wide range of target markets, including connected cars, smart meters, and industrial automation. Legato will be pre-integrated in all new smart modules from Sierra Wireless, starting with the AirPrime WP and AirPrime AR Series shipping later this year.

◦
We introduced the next generation of AirPrime modules, first in the world to combine a powerful multicore processor, built-in connectivity to secure cloud services, and an open application framework to offer an entire M2M ecosystem on a module. This entire M2M ecosystem on a module is a major step forward in simplifying the integration of embedded wireless communications, enabling developers to spend more time developing their core application and business model, and spend less time on the challenges of integrating wireless communication.

◦
We introduced the AirPrime AR7550 embedded wireless module, the first in the AirPrime AR7 series of automotive-grade modules for LTE networks. The module features a next generation multicore architecture which provides a dedicated application processor, an open-source application framework, and secure cloud services to simplify wireless integration and help reduce development cost. The AirPrime AR7550 is specifically developed for the Verizon Wireless 4G LTE network.

◦
We announced that the AirPrime MC7355 embedded wireless module is the first 4G LTE module to be certified on the Sprint network. Demonstrating technical leadership in the LTE space, the AirPrime MC7355 joins a wide range of Sierra Wireless modules available for Sprint. For OEM customers, Sierra Wireless is uniquely positioned to manage and facilitate Sprint certification through its CTA authorized laboratory, thereby eliminating the need for a third-party lab and significantly reducing time to market.

◦
We announced that our AirPrime EM7305 embedded wireless module had been selected and integrated into the Toshiba Protégé Z10t - a high performance, Windows 8, Ultrabook that is equipped with a detachable screen. The Toshiba Protégé Z10t with the AirPrime EM7305 module launched in June on the Telstra network in Australia.

◦
We announced the launch of the AirPrime® HL Series of embedded wireless modules for M2M applications. The new AirPrime HL devices are the smallest embedded wireless modules to be completely scalable across 2G, 3G and 4G technologies. The HL series also offers flexible mounting options and over-the-air firmware upgradability using our AirVantage Cloud.

◦
We announced the launch of AirPrime EM7340 and EM7345 for 4G LTE networks. These embedded wireless modules are based on Intel chipsets and designed for integration into notebook computers and tablets, with a standardized M.2 form factor ideal for small, thin devices.

Enterprise Solutions

◦
We launched a compact 3G intelligent gateway, the AirLink LS300, an all-in-one successor to the market-leading AirLink Raven line of rugged gateways. The AirLink LS300 is quick to deploy, simple to manage, and stands up for years in the harshest environments. It provides all the benefits customers have come to rely on in the AirLink product line, including best-in-class network connectivity, rugged military-spec design and ALEOS™ embedded intelligence.

◦
We announced the launch of the Sierra Wireless Solution Partner Program and the Sierra Wireless M2M Solution Exchange. The Sierra Wireless Solution Partner Program offers a streamlined, functional way for solution partners to work with Sierra Wireless to promote their solutions powered by Sierra Wireless technology to the market.

◦
We announced the launch of the AirLink ES440 4G LTE gateway and terminal server, providing mission-critical 4G LTE connectivity when primary wireline internet connections are unavailable, making it ideal for the distributed enterprise market.

Acquisition of M2M business of Sagemcom
On August 1, 2012, we completed the acquisition of the M2M business of Sagemcom for cash consideration of $55.2 million plus assumed liabilities of $4.8 million. Sagemcom is a France-based technology company active in broadband, telecom, energy, and document management. Its M2M business included 2G and 3G wireless modules, as well as industry-leading rugged terminals for railway applications. This acquisition extended our global leadership position in the growing M2M market as it provided us with a significantly enhanced market position in key segments, including payment, transportation and railways, as well as new geographical expansion into Brazil.
Closure of Newark, California facility
Our Newark, California facility was closed effective December 31, 2012 to drive greater efficiency and leverage. Our AirLink marketing, research and development, and customer support activities were transferred primarily to our Richmond, British Columbia facilities.
Disposition of the AirCard business

On April 2, 2013, we completed the sale of substantially all of the assets and operations related to our AirCard business to Netgear, Inc. ("Netgear"). Under the terms of the sale agreement ("the Asset Purchase Agreement with Netgear"), approximately 160 employees, primarily in sales, marketing and research and development were transferred to Netgear, as well as certain facilities in Carlsbad, California and Richmond, British Columbia.

Acquisition of the M2M business of AnyDATA

On October 16, 2013, we completed the acquisition, for $5.2 million, of substantially all of the M2M embedded module and modem related assets of AnyDATA. The acquired business included 3G and 4G wireless modules and modems that are sold mainly in Korea. This acquisition extended our global leadership position in the growing M2M market and provides us with a significantly enhanced market position in key segments, as well as a new geographical expansion into Korea.

Acquisition of In Motion Technology

On January 26, 2014, we entered into a definitive agreement ("the Share Purchase Agreement with In Motion") to purchase all of the shares of In Motion for $21 million plus certain post-closing adjustments. In Motion is a leader in mobile enterprise networks that provides customers with fleets in mission critical environments with a secure, managed end-to-end communications system. This acquisition, which is expected to close in early March 2014 will strengthen our leadership position in M2M and broaden our Enterprise Solutions portfolio.
Highlights of the recent financial performance of our continuing business:

We have recorded the operating results of the AirCard business as discontinued operations in accordance with U.S. Generally Accepted Accounting Principles. The revenues, costs and resulting net after tax operating results have been removed from the respective categories in the Statement of Operations and presented separately as Net earnings (loss) from discontinued operations. The following summary of the financial performance complies with this presentation.

In 2012, revenue increased by $64.1 million, or 19.3% to $397.3 million, compared to 2011, driven primarily by significant growth in our OEM Solutions segment, including a contribution from the acquired M2M business of Sagemcom. Gross margin from continuing operations was 31.5% in 2012, compared to 30.5% in 2011. The increase primarily related to product cost reductions and favorable product mix. Loss from operations was $22.2 million in 2012, compared to loss from operations of $54.3 million in 2011. Our loss from operations in 2012 included stock-based compensation of $5.8 million, acquisition amortization of $11.9 million, acquisition costs of $3.2 million, and restructuring costs of $2.3 million. Our loss from operations in 2011 included stock-

based compensation of $5.5 million, acquisition amortization of $12.9 million, certain restructuring and integration costs of $2.3 million and an after-tax asset impairment charge of $11.2 million. Our net loss from continuing operations was $4.2 million, or loss per share of $0.14, in 2012, compared to net loss from continuing operations of $50.7 million, or loss per share of $1.62, in 2011. Net earnings, including discontinued operations, was $27.2 million, or earnings per share of $0.88, in 2012, compared to net loss, including discontinued operations, of $29.3 million, or loss per share of $0.94, in 2011. Net earnings, including discontinued operations, in 2012 included a favorable tax adjustment as a result of the recognition of certain tax assets in connection with the sale of the AirCard business.

In 2013 our revenue was $441.9 million, an increase of 11.2% from 2012. The increase in revenue was driven by continued growth in both our Enterprise Solutions and OEM Solutions segments, including a full year contribution from the M2M business of Sagemcom acquired in August 2012. Gross margin was 33.0% in 2013, compared to 31.5% in 2012 primarily driven by favorable product mix and product cost reductions. Loss from operations was $17.7 million in 2013, compared to loss from operations of $22.2 million in 2012. Our loss from operations in 2013 included stock-based compensation of $8.4 million, acquisition amortization of $13.7 million, acquisition costs of $0.5 million, and restructuring costs of $0.2 million. Our loss from operations in 2012 included stock-based compensation of $5.8 million, acquisition amortization of $11.9 million, acquisition costs of $3.2 million, and restructuring costs of $2.3 million. Our net loss from continuing operations was $15.6 million, or loss per share of $0.50, in 2013, compared to net loss from continuing operations of $4.2 million, or loss per share of $0.14, in 2012. Net earnings, including discontinued operations, was $55.0 million, or earnings per share of $1.79, in 2013, compared to net earnings, including discontinued operations, of $27.2 million, or earnings per share of $0.88, in 2012. Net earnings, including discontinued operations, in 2013 included an after-tax gain of $70.2 million on the sale of the AirCard business. Net earnings, including discontinued operations, in 2012 included a favorable tax adjustment as a result of the recognition of certain tax assets in connection with the sale of the AirCard business.

As a result of the sale of the AirCard business, as well as our recent acquisition of the AnyDATA M2M business and our contemplated acquisition of In Motion, our segments have changed from those reported at December 31, 2012. We are now reporting two segments, OEM Solutions and Enterprise Solutions, and all prior periods have been retrospectively adjusted to reflect the two segments.
Our revenue by segment for the years ended December 31, 2013 and 2012 per quarter was as follows:

	2013					2012
	Total	Q4	Q3	Q2	Q1	Total	Q4	Q3	Q2	Q1

Continuing Operations
OEM Solutions	$382,016	$101,858	$95,850	$95,076	$89,232	$346,543	$94,874	$88,270	$83,299	$80,100
Enterprise Solutions	59,844	16,750	16,412	14,513	12,169	50,778	14,531	11,913	12,099	12,235
	$441,860	$118,608	$112,262	$109,589	$101,401	$397,321	$109,405	$100,183	$95,398	$92,335

Discontinued Operations	$46,701	$—	$—	$1,652	$45,049	$246,845	$54,416	$62,455	$72,043	$57,931

NARRATIVE DESCRIPTION OF THE BUSINESS
Industry Background
We operate in the wireless communications solutions industry, which involves providing voice and data services using cellular wireless technologies. These technologies include second generation ("2G") cellular standards such as GSM/GPRS/EDGE and CDMA/1xRTT, third generation ("3G") standards such as UMTS (including HSPDA and HSUPA) and EV-DO, fourth generation ("4G") standards such as HSPA+, LTE, LTE Advanced, WiMAX, and wireless local area network technologies such as Wi-Fi. Key industry participants include: mobile network operators, who deploy, own and operate wireless networks and provide service to end users; infrastructure vendors, who provide the networking equipment and software to build such networks; device manufacturers, who provide voice and data communication devices that use the network, such as handsets, mobile broadband modems, and embedded wireless modules; and software application vendors, who offer the end user applications to enterprises and consumers that utilize the wireless networks. We have historically participated in this industry as a data device manufacturer, developing innovative mobile broadband devices principally for sale to mobile network operators and PC original equipment manufacturers. Our focus in recent years has progressively migrated towards the development of hardware, including embedded modules and intelligent gateways, as well as software solutions and services for the M2M market, which is an expanding market focused on new applications for connecting people and their devices to one another. With the sale of the assets and operations of the AirCard business, we have become a pure-play leader in M2M.
Recent market trends in the wireless communications industry include:

•
Increased wireless network coverage and data speeds. Mobile network operators around the world continue to invest in network upgrades to support 4G technologies, enabling mobile broadband connectivity of up to 100 megabits per second ("Mbps"). Operators also continue to improve network coverage, improving the ubiquity of cellular wireless access around the world.

•
Technology improvements in devices and software. Improvements in wireless chipset technology, including greater integration, higher speeds, and lower power consumption, are driving advances in cellular devices including on-board application processing, faster, more efficient data transfer, smaller form factors, lower hardware costs, and longer battery life. These advances have helped enable the significant growth in new wireless devices such as smartphones, mobile hotspots, embedded wireless modules, tablets, ultrabooks, and many other devices seeking to fill a growing demand for connected applications across many segments including automotive, networking, energy, security, sales and payment, industrial control and monitoring, fleet management, field service, healthcare and consumer electronics.

•	Lower, more flexible service pricing. Mobile network operators are introducing new wireless service pricing models to enable subscriber growth for M2M and connected device solutions.

•
Increasing focus and investment by large ecosystem participants. Large ecosystem participants, such as mobile network operators and large system integrators, are increasing their investments in, and strategic focus on, M2M. Enterprises are increasingly incorporating wireless M2M solutions into their business models.

We expect these trends, and others, to stimulate growth in the M2M market.  With higher speeds and more ubiquitous coverage in mobile networks, plus more ecosystem investment and innovative products from solution providers, the number of wireless connected devices is expected to increase.   This growth is, in turn, driving demand for software solutions and cloud-based services that provide remote management and data collection, as well as API interfaces for custom application development.

Products and Solutions
With sales, engineering, and research and development teams located in offices around the world, we offer the industry's most comprehensive portfolio of embedded modules and gateways, seamlessly integrated with our secure M2M cloud services. Our solutions are simple, scalable and secure, enabling customers to get their connected products and services to market faster. Our devices are currently operating on more than 80 networks globally and we have shipped more than 80 million M2M devices worldwide.
OEM Solutions
Our OEM Solutions segment includes embedded wireless modules and tools for OEM customers that are used to integrate wireless connectivity into products and solutions made by OEMs from a broad range of industries including automotive, networking, energy, security, sales and payment, industrial control and monitoring, fleet management, field service, healthcare, and consumer electronics. Our PC OEM customers integrate AirPrime modules into notebooks, tablets, and other mobile computing devices to provide mobile broadband connectivity. Within our OEM Solutions segment, the Airprime Embedded Wireless modules product portfolio spans 2G, 3G and 4G technologies, and includes robust remote device management capability, as well as support for on-board embedded applications using the OpenAT Application Framework.
We believe that there are long-term profitable growth prospects in the embedded M2M market and we plan to continue to invest to expand our leadership position. Our acquisitions of Wavecom in 2009, the M2M business of Sagemcom in 2012, and the M2M modules and modems business of AnyDATA in 2013, combined with subsequent product launches and customer design wins, have allowed us to significantly expand our global position in wireless embedded solutions for M2M. Our line-up of embedded wireless modules spans 2G to 4G technologies and is the broadest in the industry. We also have several innovations that we believe further bolster our competitive position, including an internally developed protocol stack tailored to M2M, embedded SIM technology and a powerful embedded application framework. The OpenAT Application Framework consists of an M2M-specific operating system, a range of pre-integrated software libraries, and a comprehensive integrated development environment and tool suite. Unique in the market, this framework enables AirPrime embedded wireless modules to natively support a complete embedded application on the module, accelerating M2M application development and lowering total cost for OEMs.

In addition to our devices and related software products, we offer professional services to OEM customers during their product development and launch process. We leverage our expertise in wireless design, software, integration and certification to provide services that enable customers to more rapidly and cost-effectively bring their M2M and connected device solutions to market.
Total revenue from our OEM Solutions segment's AirPrime products in 2013, increased 10% to $382.0 million, compared to $346.5 million in 2012. This increase was primarily due to a full year contribution from the M2M business of Sagemcom acquired on August 1, 2012, along with strong organic sales from certain market segments.
Enterprise Solutions
The Enterprise Solutions segment includes intelligent gateways, modems and tools for enterprise customers including a cloud-based platform for building, deploying and managing M2M applications. These products enable Enterprise customers to get their M2M applications up and running quickly. Within our Enterprise Solutions segment, the AirLink product portfolio includes 2G, 3G and 4G LTE gateways that provide plug and play mission-critical connectivity. They are designed for use where reliability and security are essential and are sold to public safety, transportation field service, energy, industrial, retail and financial enterprises around the world. AirLink gateways can be easily configured for the customer's application and also support on-board embedded applications using the ALEOS Application Framework. Following closing in early March 2014, the acquired In Motion business will be integrated and reported within our Enterprise Solutions segment.

Also within our Enterprise Solutions segment, the AirVantage M2M Cloud, as part of the AirVantage Enterprise Platform, simplifies M2M solution deployment by providing a seamless connection between devices and the enterprise. The AirVantage Enterprise Platform can be used to collect, transmit and store machine data, and process and schedule events, from any number of devices, across any network operator around the world. M2M solution providers can use the latest cloud application programming interface (API) standards to quickly integrate machine data with their own enterprise applications and back-end solutions. The AirVantage Management Service is a comprehensive device management application with interactive dashboards that make it easy to deploy, monitor and upgrade wireless devices remotely.
Total revenue from our Enterprise Solutions segment increased 17.7% to $59.9 million in 2013 compared to $50.8 million in 2012. The increase was largely driven by strong sales growth of our new 4G products.
Discontinued operations - AirCard mobile broadband devices
Our discontinued operations comprised the design, manufacture and sale of AirCard-branded USB modems and mobile Wi-Fi hotspots. The sale of the assets and operations of the AirCard business was completed in early April 2013. AirCard products, sold to mobile network operators around the world, provide a simple way to connect notebooks, tablets and other electronic devices to the Internet, over 3G and 4G mobile broadband networks.

Customers

Our products are used by a variety of end-users and have many end-user applications. The users range from home consumers, to mobile employees, to law enforcement personnel and utility workers as well as personal vehicle owners, commercial drivers, health care professionals, utilities and other enterprises. We sell our products both directly and through indirect channels including OEMs, mobile network operators, distributors and value added resellers. As our wireless technology platforms and customer base have diversified, we have built sales and distribution teams to focus on developing our international business. We have dedicated sales and distribution teams for the Europe, Middle East and Africa (“EMEA”), Asia-Pacific, Latin American and North American regions.
Original Equipment Manufacturers
OEMs are customers that integrate our embedded wireless modules or gateways into devices they manufacture and sell to end-user markets through their own direct sales force and indirect distribution channels. Our embedded wireless modules have been integrated into a range of OEM devices, such as tablets, notebooks, payment terminals, enterprise and SOHO routers, industrial handhelds, energy meters, alarm panels and automobiles. We sell to OEMs both directly and indirectly through distributor partners around the world.
Resellers and Distributors
Resellers purchase our products either directly from us or from our distributor network and resell them to OEMs and Enterprise customers. In order to support our global resellers and OEMs, we have established a global network of distribution partners. Distributors ensure that our products are available to a large number of resellers and OEM customers around the world.
Resellers often combine our products with other elements of an overall solution, such as hardware, application software and bundled communication services and deliver a complete solution to the end-user customer. Resellers include IT VARs, system integrators and application solution providers.
Mobile Network Operators
Mobile Network operators play two key roles in our distribution strategy. Traditionally, wireless operators have been important resellers for us, purchasing our products (historically, primarily AirCard products) and then reselling them to end-user customers through their business and retail channels. More importantly, the wireless operator sales teams often work with our sales teams to jointly sell wireless solutions to OEMs and to enterprise and government customers. The mobile network operator channel provides us with extended customer reach, while at the same time allows the operators to leverage our wireless solutions expertise to help sell their products and services.

Product Development
We have built a reputation in the wireless industry for creating state-of-the-art, high-quality products within aggressive timeframes. Our development team of approximately 474 full time employees, located in Richmond, British Columbia, Carlsbad, California, Issy-Les-Moulineaux, France, Toulouse, France, Hong Kong and Shenzhen, China and Seoul, Korea, is skilled in the areas of radio frequency, hardware, embedded software, host software, cloud-based software and tools, semiconductor and mechanical design. Combined, this team is highly experienced in the design of small form factor, high performance, low cost wireless data and voice devices. Our product development team combines leaders with extensive experience in their fields with younger graduates from leading universities.
We take a “core team” approach to product development. Our goal is to develop a “whole” product and to ensure products are managed closely throughout their entire life cycle. As part of this approach, individuals from our product development group form product-specific teams with staff from other functional areas, including product management, operations, technical support and quality. These teams work closely to bring new products through the development phase, while balancing the market requirements of performance, time to market and product cost. Concepts and prototypes are validated by working with lead customers, channel partners and industry consultants. From time to time, projects are outsourced to third parties, who provide product development leverage for our core teams.
Products that result from our product development process are designed and tested to cellular industry standards, as well as customer requirements and are introduced to our high-volume contract manufacturing partners for production and delivery to our customers. Included in the development effort is the certification of our products with industry and regulatory standards bodies and mobile network operators.
A group of senior engineers develops and monitors our development processes within an ISO-9001 approved framework or ISOTS16949 for automotive grade products. These processes are applied across all development projects to ensure uniformity.
Our product development staff stays current with technology by participating in industry groups such as the Global Certification Forum, the Cellular Telecommunications Industry Association, the European Telecommunications Standards Institute, the Third Generation Partnership Project, the Third Generation Partnership Project 2, the GSM Association, and the OneM2M Partnership, as well as through ongoing technical education. We maintain close relationships with local universities by providing financial and technical contributions, hiring co-op students, giving lectures, supporting visiting professorships and participating in regular informal meetings with faculty members.

Marketing
Our marketing team is responsible for providing corporate marketing programs and support as well as product management, segment marketing, strategic marketing and marketing communications for our products on a global basis.
Product Management & Vertical Segment Marketing
Members of both the product management and vertical segment marketing teams play an active role in our core team approach to developing and managing individual products through their entire product life cycle. Emphasis is placed on understanding customer and market segment needs, developing the business case, determining competitive positioning and pricing, and ensuring product completeness, which includes documentation, packaging, collateral, promotional material and marketing programs. This team also develops and manages the product portfolio roadmap and interfaces with customers regarding business opportunities and product requirements.
Corporate Marketing
We communicate our corporate and product positioning to channels and customers in our global markets in several ways, including:

•	Global corporate and product branding, positioning and messaging;

•	Product launch support with sales tools, presentations, and outbound launch programs;

•	Providing sales and training tools for sales and distribution;

•	Managing corporate web site content;

•	Developing marketing and lead generation campaigns;

•	Building vertical market or segment marketing programs;

•	Actively seeking editorial coverage and placing advertisements in industry, business and trade publications;

•	Actively participating in industry associations;

•	Meeting with opinion leaders, media and industry analysts;

•	Participating in targeted conferences and trade shows; and

•	Managing the Sierra Wireless Developer Zone, an on-line community and forum for M2M solution developers.

We also work with our channel partners to develop programs to encourage customer adoption and promotion of our products. Through marketing strategies including market analysis, branding, design, and promotions, we launch products into the marketplace that complement customer launch timelines.
Manufacturing
We outsource our manufacturing, including procurement of certain parts, kitting, logistics, assembly and repair. We believe that outsourcing allows us to:

•	Focus on our core competencies, including research and development, sales and marketing;

•	Participate in contract manufacturer economies of scale and favorable geographic locations;

•	Access high quality, lower cost manufacturing resources;

•	Achieve rapid production scalability; and

•	Control capital costs.

We perform certain manufacturing related functions in-house, including key component sourcing, manufacturing engineering, and development of manufacturing test software, procedures and fixtures.
We use several contract manufacturers and logistics partners to provide an end-to-end supply chain solution. This includes procurement, low cost manufacturing and repair in China and logistic services. We also use EMS partners to support regional manufacturing requirements and select products, including more complex, lower volume devices. By using the fully integrated supply chain services provided by these EMS partners, we expect to optimize product costs, improve alignment with our international customer base and achieve increased operating efficiencies and scalability.

Competition
The M2M device and solutions markets, in which we now focus exclusively, are large and growing markets that we believe will continue to attract significant competition. Some of the competitors are large corporations with strong manufacturing scale and financial resources at their disposal. However, our market leadership and expertise, combined with rapidly evolving technology, we believe, creates an opportunity for us to effectively differentiate ourselves.
AirPrime Wireless Embedded Modules: We have established a technology leadership position by being early to market with leading edge, high performance, high quality, reliable products that support the latest wireless technologies. We are a global market leader in embedded wireless modules and enjoy significant competitive advantages, including a broad product portfolio, a global footprint, strong relationships with global OEMs and mobile network operators, and unique software differentiation. Our primary competitors include Gemalto NV, Telit Communications Plc, Huawei Technologies Corporation (“Huawei”), and Novatel Wireless, Inc. (“Novatel”).

AirLink intelligent Gateways: The market for wireless intelligent gateways is fragmented from a market segment, customer and competition standpoint. In the segments where we compete, we believe that our market share is high, particularly in North America and we are expanding our position globally based on differentiated products and strong channel partnerships. Our competitors in this line of business vary by market segment and geography and include Digi International Inc., Cradlepoint, CalAmp Corp., and Multi-Tech Systems, Inc.

AirVantage M2M Cloud Platform: Our AirVantage services platform is a strategic differentiator of our M2M solutions overall. Depending on the customers served, our competitors include other device manufacturers who have developed their own device management systems, as well as stand-alone competitors such as Axeda Corporation.

Employees
As of December 31, 2013 we had a total of 855 full time employees, 217 of whom are located at our head office in Richmond, British Columbia, with the balance being located across the United States, Canada, Europe and Asia. Of the 855 employees, 474 are involved in product development, 68 are involved in manufacturing, 174 are sales and support personnel, 39 are marketing personnel and 100 are in finance and administration. In connection with the sale of the AirCard business, on April 2, 2013, approximately 160 employees transferred to Netgear. Employees have access to corporate-funded ongoing training and professional development opportunities that are funded by the Company through on-the-job and outside educational programs. Cash compensation, our employee stock option plan, our employee restricted share unit plan and our retirement plan contribution program are complemented by internal recognition programs and career advancement opportunities. We believe our relationships with our employees are positive.
We have entered into non-disclosure agreements and confidentiality agreements with key management personnel and with substantially all of our other employees.

Intellectual Property
We believe that a considerable portion of the value of the Company is resident in our intellectual property, the combined expertise of our teams, our inventions and our ability to apply quickly changing technology to new and innovative solutions for our customers.
We protect our intellectual property through a combination of patent protection, copyright, trademarks, trade secrets, licenses, non-disclosure agreements and contractual provisions. We enter into a non-disclosure and confidentiality agreement with each of our employees, consultants and third parties that have access to our proprietary technology. Under assignment of inventions agreements, all of our employees and consultants assign to Sierra Wireless all intellectual property rights in the inventions created during such person’s employment or contract with Sierra Wireless.
We currently hold 76 United States patents and 324 international patents. Additional patent applications are pending. We utilize our intellectual property portfolio and access the intellectual property of third parties by entering into commercial licenses and cross-licenses when appropriate.

Governmental Regulation
Our products are subject to certain mandatory regulatory approvals in the United States, Canada, the European Union (“EU”) and other regions in which we operate. In the United States, the Federal Communications Commission regulates many aspects of communications devices, including radiation of electromagnetic energy, biological safety and rules for devices to be connected to the telephone network. In Canada, similar regulations are administered by the Ministry of Industry, through Industry Canada. EU directives provide the comparable regulatory guidance in Europe.
Wireless modems must be approved under these regulations by the relevant government authority prior to these products being offered for sale. We have obtained all necessary Federal Communications Commission, Industry Canada, EU and other required regulatory approvals for the products we currently sell.

Foreign Operations
We operate foreign research and development facilities in Issy-les-Moulineaux and Toulouse, France; Carlsbad, California, United States; Hong Kong and Shenzhen, China; and Seoul, Korea.
Our major foreign sales, marketing and support functions are in Issy-les-Moulineaux and Toulouse, France, Carlsbad, California, United States; and in Hong Kong, China.
We use Flextronics International Ltd., a large global electronics manufacturing services (“EMS”) provider with a factory located in China, as our primary contract manufacturer and logistics partner to provide an end-to-end supply chain solution. We use additional partners to support regional manufacturing requirements and select products including more complex, lower volume devices.

Additional Information Concerning Our Business
Our operations do not have a significant impact on the environment. We have not made, and are not required to make, any significant capital expenditures to comply with environmental regulations. Working with the contract manufacturers who build our products and relevant component suppliers, we ensure that our products that are sold in the EU comply with the EU directives that restrict the use of certain hazardous substances in electronic equipment sold in the EU after July 1, 2006.
During 2013, we introduced a Conflict Minerals policy that sets out our commitment to source materials and components from environmentally and socially responsible suppliers. In general, it is our policy that we do not knowingly purchase materials, components or supplies which contain conflict minerals that originate in the Democratic Republic of Congo and adjoining countries that have not been certified as conflict free by an independent third party. We expect our suppliers to adhere to the same standard and to have in place programs and processes to ensure conflict free supply chains. While it is our goal to use only materials that are conflict free in our products, we nevertheless recognize that our suppliers may not have immediate knowledge of their supply chains that is deep enough to fully understand the origin of the minerals that are used in their products. Because mining and smelting activities are multiple steps removed from the manufacture of market ready products, we recognize that for some suppliers it will take some time to fully comply with our requirements.

We are currently in the process of requesting confirmation from our suppliers regarding the conflict free status of the products that they provide to Sierra Wireless. We will be reporting the results of this process as part of the annual requirements the SEC has developed in response to Section 1502 of the Dodd-Frank Act.

RISK FACTORS
Our business is subject to significant risks and uncertainties and past performance is no guarantee of future performance. These risks and uncertainties are described in our Management Discussion and Analysis for the year ended December 31, 2013, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

DIVIDENDS
Since incorporation, we have not paid any dividends on our Common Shares. Our current intention is to reinvest earnings to finance the growth of our business. We do not anticipate that we will pay any dividends on our Common Shares in the immediate or foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE
Our authorized capital consists of an unlimited number of Common Shares, of which, at February 27, 2014, 31,358,264 are issued and outstanding, and an unlimited number of Preference Shares, issuable in series, of which none are issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the Preference Shares upon issuance.
Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of Preference Shares, the holders of Common Shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available there for. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the Common Shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of Preference Shares.
The Common Shares carry no pre-emptive or conversion rights other than rights granted to holders of Common Shares under the Shareholders Rights Plan which was re-adopted and ratified by our shareholders on May 16, 2013. The Shareholder Rights Plan is designed to encourage the fair treatment of our shareholders in connection with any take-over offer for our outstanding Common Shares. The Shareholder Rights Plan provides our board of directors and shareholders with 60 days, which is longer than prescribed by applicable securities laws governing take-over bids, to fully consider any unsolicited take-over bid without undue pressure, to allow our board of directors, if appropriate, to consider other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. If a bid is made to all shareholders, is held open for at least 60 days and is accepted by shareholders holding more than 50% of the outstanding Common Shares, or is otherwise approved by our board of directors, then the Shareholder Rights Plan will not affect the rights of shareholders. Otherwise, all shareholders, except the parties making a take-over bid, will be able to acquire a number of additional Common Shares at half the market price. Thus, any party making a take-over bid not permitted by the Shareholder Rights Plan could suffer significant dilution.

Credit Facilities
On October 31, 2013, we renewed our $10 million revolving term credit facility ("Revolving Facility") for a two year term expiring on October 31, 2015. The Revolving Facility with Toronto Dominion Bank and the Canadian Imperial Bank of Commerce is for working capital requirements, is secured by a pledge against all of our assets and is subject to borrowing base limitations. Other terms of the Revolving Facility remain substantially unchanged. As at December 31, 2013, there were no borrowings under the Revolving Facility.
We have entered into a standby letter of credit facility agreement under which we have issued two performance bonds to third party customers in accordance with specified terms and conditions. At December 31, 2013, we had two Euro denominated performance bonds amounting to €50 thousand expiring in June 2014. The carrying value of these instruments approximates their fair market value.

MARKET FOR SECURITIES
Our Common Shares are listed on the Toronto Stock Exchange (“TSX”), and trade under the symbol “SW”. Our Common Shares are also listed on Nasdaq and trade under the symbol “SWIR”.
Set out below are the price ranges and volume of Common Shares of Sierra Wireless, Inc. that traded on the TSX for the year ended December 31, 2013.

2013	Low (Cdn$)	High (Cdn$)	Total Monthly Volume

January	7.47	11.63	2,814,600
February	10.61	12.12	4,391,600
March	10.59	12.20	1,515,400
April	11.69	11.69	948,400
May	10.80	12.00	1,274,500
June	11.22	13.62	1,225,300
July	12.92	14.50	1,147,400
August	12.57	14.33	1,203,800
September	12.53	17.18	2,849,800
October	16.66	21.00	3,304,100
November	16.27	22.08	2,241,100
December	19.00	25.76	1,994,900

Set out below are the price ranges and volume of Common Shares of Sierra Wireless, Inc. that traded on Nasdaq for the year ended December 31, 2013.

2013	Low US$	High US$	Total Monthly Volume

January	7.63	11.60	2,814,700
February	10.39	12.18	3,988,100
March	10.38	11.87	1,768,000
April	9.85	11.50	1,539,600
May	10.70	11.91	2,715,300
June	10.81	13.03	1,747,300
July	12.25	13.90	2,051,800
August	12.02	13.80	2,545,000
September	12.16	16.75	7,869,000
October	16.10	20.40	14,014,700
November	15.50	21.18	11,084,700
December	17.85	24.25	14,912,800

DIRECTORS AND EXECUTIVE OFFICERS
The tables set forth below list the directors and executive officers of the Company as at February 27, 2014, indicating their name, municipalities of residence, their respective positions and offices held with the Company, the length of service and their principal occupations within the five preceding years.
Each director is elected at our annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed, unless such director resigns or is removed earlier. To the knowledge of Sierra Wireless, the directors and executive officers as a group, beneficially own, directly or indirectly, or exercise control or direction over, 545,192 Common Shares (not including Common Shares issuable upon the exercise of stock options or unvested restricted stock units), representing as of February 27, 2014 approximately 1.7% of the issued and outstanding Common Shares.

Directors

Name, Position and Residence	Principal Occupation or Employment in the Preceding Five Years (1)	Director Since

Jason W. Cohenour	President and Chief Executive Officer of the Company	October 2005
President, CEO and Director
Washington, U.S.A.

Gregory D. Aasen (3)	Independent Outside Director	December 1997
Director
British Columbia, Canada

Robin Abrams (2)	Independent Outside Director	March 2010
Director
California, U.S.A.

Paul G. Cataford (2) (4)
Independent Outside Director; President and Chief Executive Officer of Zephyr Sleep Technologies (a developer and manufacturer of sleep-related medical devices) from April 2010 to present; President and Chief Executive Officer of University Technologies International Inc. (a technology transfer and commercialization company) from 2004 to March 2009
July 1998
Director
Alberta, Canada

Charles E. Levine (2)(3)(4)	Independent Outside Director	May 2003
Chairman and Director
California, U.S.A.

Thomas Sieber (2)	Independent Outside Director; Chairman of the Board of Directors of Orange Switzerland 2012 to present; CEO of Orange Switzerland from 2009 to 2012	January 2014
Director
Zurich, Switzerland

Kent P. Thexton (3)	Independent Outside Director; Chairman of Redknee Solutions Inc.; CEO Plus Consulting, 2011 to present; Managing Partner, i-wireless LLC 2006-2011	March 2005
Director
British Columbia, Canada

Notes:
(1) The information as to "principal occupation" has been furnished by the respective directors
(2) Member of the Audit Committee
(3) Member of the Human Resources Committee
(4) Member of the Governance and Nominating Committee

Executive Officers

Name, Position and Province or State and Country of Residence	Principal Occupation in the Preceding Five Years	Length of Service

Jason W. Cohenour	President and Chief Executive Officer	17 years
President and Chief Executive Officer
Washington, U.S.A.

David G. McLennan	Chief Financial Officer	10 years
Chief Financial Officer and Secretary
British Columbia, Canada

Philippe Guillemette
Chief Technology Officer from September 2010 to present; Senior Vice President, Advanced Technology from March 2009 to September 2010; Chief Technology Officer of Wavecom, S.A. from March 2003 to March 2009
5 years
Chief Technology Officer
British Columbia, Canada

Bill Dodson	Senior Vice President, Operations	11 years
Senior Vice President, Operations
British Columbia, Canada

A. Daniel Schieler
Senior Vice President and General Manager, OEM Solutions from August 2013 to present; Senior Vice President and General Manager, Mobile Computing Business Unit from September 2010 to August 2013; Senior Vice President, Worldwide Sales from January 2005 to September 2010
10 years
Senior Vice President and General Manager, OEM Solutions

California, U.S.A.

Emmanuel Walckenaer
Senior Vice President and General Manager, Enterprise Solutions from August 2013 to present; Senior Vice President and General Manager, Solutions and Services from September 2010 to August 2013; Senior Vice President and General Manager, Solutions ans Services from March 2009 to September 2010; Vice President of Intelligent Device Services of Wavecom, S.A. from 2007 to March 2009
5 years
Senior Vice President and General Manager, Enterprise Solutions

Issy-les-Moulineaux, France

Jason L. Krause
Senior Vice President, Corporate Development and Marketing from January 2011 to present; Vice President, Corporate Development from January 2009 to January 2011; Director of Business Development from July 2007 to January 2009
6 years
Senior Vice President, Corporate Development and Marketing

British Columbia, Canada

None of the directors or executive officers of the Corporation is, as at the date of this Annual Information Form (“AIF”), or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

a)
was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation which, in each case, was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of Sierra Wireless or a shareholder holding a sufficient number of securities of Sierra Wireless to affect materially its control:

a)
is, as at the date of this annual information form, or has been within the 10 years before the date of the AIF, a director or executive officer of any company (including Sierra Wireless) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

b)
has, within the 10 years before the date of this annual information form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

c)	has been subject to:

(i)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

CODE OF BUSINESS CONDUCT
In 2003, the Board of Directors adopted a Code of Business Conduct applying to all directors, officers, employees and contractors of the Company and each affiliate and subsidiary of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and other senior officers, to ensure that we conduct our business in accordance with the highest standards of business conduct. The Board of Directors approved an updated version of the Code of Business Conduct in December 2005, October 2008, March 2011 and February 2014. There have been no waivers granted from the Code of Business Conduct since its adoption. The Code of Business Conduct is available on the Company’s website at www.sierrawireless.com or on SEDAR at www.sedar.com.

AUDIT COMMITTEE

Mandate of the Audit Committee
The full text of the Mandate of the Audit Committee is set out below.

1.	Purpose and Scope

The audit committee (“Committee””) was established by the Board of Directors (“Board”) of Sierra Wireless Inc. (“Company”) to assist the Board in fulfilling its responsibilities for oversight of the following:

•	the Company's systems of internal and disclosure controls;

•
the Company's financial reporting process including the Company’s financial statements and other financial information provided by the company to its shareholders, the public and others in accordance with applicable securities and corporate legislation and the Company’s Disclosure Policy;

•	the Company's compliance with financial, accounting, legal and regulatory requirements including the Company’s Code of Business Conduct;

•	the appointment, compensation, independence, oversight, communication with, performance and change of the Company’s external and independent auditors (the “Auditors”);

•	the Company’s process for identification of the principal risks of the Company’s business and ensuring that an appropriate process is in place to manage risks across the enterprise; and

•	the fulfillment of the other responsibilities set forth in this Mandate.

2.	Organization, Membership and Meetings

•
Committee members shall meet the requirements of the Toronto Stock Exchange, the NASDAQ Exchange, the Securities and Exchange Commission, the securities commissions of each of the Provinces of Canada in which the Company is a reporting issuer and any other regulatory agency that may have jurisdiction over the operations of the Company from time to time.

•
The Committee shall consist of three or more directors who are “independent” as defined by applicable law, regulations, guidelines and policies, and as determined by the Governance and Nominating Committee (“GNC”) of the Board.

•
All members of the Committee shall be “financially literate”, and at least one member of the Committee shall be a “financial expert”. “Financially literate” and “financial expert” will have the respective meanings set out in applicable law, regulations, guidelines and policies.

•
Members of the Committee shall be appointed annually by the Board on the recommendation of the GNC. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named.

•	No committee member may serve on the compensation committee of another company if any director of the Company is, or has been in the past three years, an employee of that other company.

•	No member shall be affiliated with the Company or any subsidiary.

•	The Committee shall meet from time to time, as it deems necessary, but at least four times per year.

•	The presence in person or by telephone of a majority of Committee members shall constitute a quorum for any meeting of the Committee.

•	The Committee may include management at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present.

•	The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.

3.	Authority and Responsibilities

3.1 External Audit:

•
Recommend to the Board the appointment and compensation of the Auditors. Oversee the work of the Auditors (including resolution of disagreements between Management and the Auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

•
Review in advance and pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Auditors, as permitted by applicable governance rules and in particular Section 10A of the Securities Exchange Act of 1934 and, in connection therewith, to approve all fees and other terms of engagement. The Committee shall also review and pre-approve all disclosures required to be included in any public filings with respect to non-audit services. The Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Committee at its next scheduled meeting. The Committee may consult with Management but shall not delegate these responsibilities to Management.

•	Communicate directly with the Auditors.

•	Review the performance of the Auditors on at least an annual basis.

•
On an annual basis, review and discuss with the Auditors all relationships the Auditors have with the Company in order to evaluate the Auditors’ continued independence. The Committee: (i) shall ensure that the Auditors submit to the Committee on an annual basis a written statement delineating all relationships and services that may impact the objectivity and independence of the Auditors; (ii) shall discuss with the Auditors any disclosed relationship or services that may impact the objectivity and independence of the Auditors; and (iii) shall satisfy itself as to the Auditors' independence.

•
At least annually, obtain and review an annual report from the Auditors describing (i) the Auditors' internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues.

•
Confirm that the rotation of the lead audit partner or the audit partner responsible for reviewing the audit (the concurring partner), for the Company’s Auditors complies with the requirements of the Canadian and US regulatory authorities.

•	Review all reports required to be submitted by the Auditors to the Committee particularly including those required by Section 10A of the Securities Exchange Act of 1934.

•	Review, based upon the recommendation of the Auditors and Management, the scope and plan of the work to be done by the Auditors for each fiscal year.

3.2 Financial statements:

•
Review and discuss with Management and the Auditors the Company's quarterly financial statements (including disclosures made in Management's Discussion and Analysis, as defined in Multilateral Instrument 51-102, and interim earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Subject to delegation from the Board, approve the interim financial statements and footnotes, MD&A and interim earnings press release.

•
Review and discuss with Management and the Auditors the Company's annual audited financial statements (including disclosures made in Management’s Discussion and Analysis and annual earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Recommend to the Board approval of the annual audited financial statements and footnotes, MD&A and annual earnings press release.

•	Recommend to the Board, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report for filing with appropriate securities regulatory agencies.

•
Review and approve any reports required to be included in the Company's annual meeting materials and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

3.3 Periodic and annual reviews:

•
Periodically review with each of Management and the Auditors (i) any significant disagreement between Management and the Auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit or review (including any restrictions on the scope of work or access to required information), and (iii) Management's response to each.

•
Periodically discuss with the Auditors, without Management being present (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

•
Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the Auditors or Management. Review with the Auditors and Management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

•
Review with Management, the Auditors and the Company's counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Canadian Institute of Chartered Accountants, the securities regulators having jurisdiction over the Company or other regulatory authorities with relevant jurisdiction.

•
Obtain and review an annual report from Management relating to the accounting principles used in preparation of the Company's financial statements (including those policies for which Management is required to exercise discretion or judgments regarding the implementation thereof).

•	On a quarterly basis, obtain and review a report from Management summarizing the Company’s investments in cash or cash equivalents and marketable securities.

•	On an annual basis, review the Company’s Treasury Investment Policy.

3.4 Discussions with Management:

•
Review and discuss with Management the Company's annual and interim earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), financial information and earnings guidance provided to analysts and rating agencies as well as all other material public disclosure documents such as the Company’s AIF, management information circular and any prospectuses.

•
Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

•
Inquire about the application of the Company's accounting policies and their consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for liabilities that may have a material impact on the financial statements of the Company.

•
Review and discuss with Management the Company's major financial risk exposures and the steps Management has taken to monitor and control such exposures (including Management's risk assessment and risk management policies).

•	Review and discuss with Management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.

•	The Committee will meet periodically and separately with the Company’s counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

•
Obtain explanations from Management for unusual variances in the Company’s annual financial statements from year to year, and review annually the Auditors’ letter of the recommendations to Management and Management's response.

•
Periodically review the Company’s administration of equity awards under the Company’s long-term incentive plans (stock option plan and restricted share unit plans) including without limitation: (i) the practices and procedures adhered to; and (ii) the accounting treatment of equity awards. In doing so, the Audit Committee shall: (i) have special regard to grants of equity awards to insiders of the Company; (ii) review individual equity awards on a “sample” basis; and (iii) assess the records retention relating to equity awards on a sample basis.

3.5 Internal controls and disclosure:

•
In consultation with the Auditors and Management: (a) review the effectiveness of the Company’s internal control structure and system including information technology security and control, and the procedures designed to ensure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the Company’s internal accounting department.

•
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•
Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures.

•
Be satisfied that record retention services provided by third parties are effective. (For example, that equity grants are appropriately recorded and that all information necessary for compliance with all relevant laws, regulations and Company policies is available for review when required).

3.6 Risk Management and Compliance

•
Ensure that in addition to the Committee’s oversight of management’s process to identify and manage key financial risks, the Company has in place a process for enterprise risk management whereby the Committee reviews the enterprise’s most critical risks and tracks management’s actions to manage such risks.

•	Review with management and the senior risk management executive the charter, activities, staffing and organizational structure of the risk management function.

•
On a periodic basis, but not less than once per year, report to the Board on the process for enterprise risk management, the company’s most critical risks and management’s actions to address such risks.

•	Discuss with the senior risk management executive any issues that may have been brought forward concerning compliance with the Company’s Code of Business Conduct.

•
Ensure that there are no unjustified restrictions or limitations on the activities of the risk management function and review and concur in the appointment, replacement or dismissal of the senior risk management executive.

•	On an annual basis, review the effectiveness of the risk management function

•	On a regular basis, meet separately with the senior risk management executive to discuss any matters that the Committee or the senior risk management executive believes should be discussed

3.7 Reporting obligations:

•	Ensure that all reporting obligations related to the AIF (Form 40-F for US purposes) and management information circular under Part 5 of Multilateral Instrument 52-110 are fully complied with.

3.8 Other:

•	Review and approve all related-party transactions.

•	Review and approve the Company’s hiring policies regarding partners, employees, and former partners and employees of the present and former external auditor of the Company.

•	Review any Management decision to seek a second opinion from Auditors other than the Company’s regular Auditors with respect to any significant accounting issue.

•	Review with Management and the Auditors the sufficiency and quality of the financial and accounting personnel of the Company.

•	Review and reassess the adequacy of this Mandate annually and recommend to the Board any changes the Committee deems appropriate.

•	Conduct an annual performance evaluation of Committee operations.

•
As necessary to carry out its duties, engage independent legal, accounting or other advisors to advise the Committee and set and pay the compensation for any such legal, accounting or other advisors employed by the Committee.

•	Perform any other activities consistent with this Mandate, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.

•	The Committee will have full access to all books, records, facilities and personnel of the Company.

4. External and Internal Linkages

•	The Board

•	The CEO and Senior Management

•	The senior Risk Management executive

•	Outside Consultants and Advisors

•	The Corporate Governance and Nominating Committee

Composition of the Audit Committee
We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Robin A. Abrams (Chair), Paul G. Cataford, Charles E. Levine and Thomas Sieber are the current members of the Audit Committee. Each of them is an independent director and is financially literate as such terms are defined by applicable Canadian and U.S. securities laws.

Relevant Education and Experience
Robin A. Abrams is an independent director. Ms. Abrams has extensive experience in governance and oversight over the financial matters of large, publicly traded entities including as the CEO of Firefly Mobile, a mobile products company for the youth market. Prior to that, she was president and CEO of BlueKite, a leading provider of bandwidth optimization software for wireless operators. She also served as president and CEO of Palm Computing, Inc., leading the launches of the Palm V and Palm VII handheld devices. Prior to Palm, Ms. Abrams was president and CEO of VeriFone, a global leader in debit and credit card payment solutions. Ms. Abrams has also held internationally focused executive positions at Apple and Unisys. Ms. Abrams earned her B.A. and J.D. degrees from the University of Nebraska, and she serves on the board of directors of HCL Technologies, Lattice Semiconductor Corporation, Zephyr Sleep Technologies Inc., and FactSet Research Systems Inc., as well as on the board of trustees for the Anita Borg Institute for Women and Technology.
The Board of Directors has determined that Ms. Abrams is the Audit Committee’s financial expert within the meaning of General Instruction B(8)(b) of Form 40-F. Ms. Abrams has had extensive experience supervising chief financial officers in the preparation of financial statements, overseeing and assessing the performance of companies with respect to preparing and evaluating financial statements, and has served as a member of the audit committee of several publicly traded companies for over ten years.
The Securities and Exchange Commission (“SEC”) has indicated that the designation or identification of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the audit committee or board of directors who do not carry this designation or identification, or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.
Paul G. Cataford is an independent director. Mr. Cataford is currently the President and Chief Executive Officer of Zephyr Sleep Technologies. Previously, he was the President and Chief Executive Officer of University Technologies Inc., a wholly-owned subsidiary of the University of Calgary that is responsible for the university’s technology commercialization, from 2004 until March 2009. Mr. Cataford’s other experience includes consulting, Executive Managing Director of BMO Nesbitt Burns Equity Partners Inc. from 2001 to 2002 and Managing Director and President of BCE Capital Inc. from 1997 to 2001. Mr. Cataford is also the Chair of the audit committee for Hemisphere GPS, Inc. (formerly CSI Wireless, Inc.). Mr. Cataford has extensive knowledge of venture capital investing and technology. Mr. Cataford completed a Mechanical Engineering Degree at Queen’s University and an MBA, specializing in finance and international business, at York University. Mr. Cataford has received the Institute of Corporate Directors certified designation (ICD.D) from the Rotman School of Management.
Charles E. Levine is an independent director and a management consultant. Mr. Levine has a track record of developing brands into large businesses, most notably when he was President and Chief Operating Officer of Sprint PCS (now Sprint Nextel) where he oversaw revenue growth to over $10 billion in four and a half years and at AT&T, where he turned around the Consumer Products and Small Business Markets, winning Popular Electronics Product of the Year for one video conferencing product. He has held senior management positions at CAD Forms Technology and Octel Communications (now part of Lucent). Mr. Levine was named Marketer of the Year in 1999 by MC Magazine and CEO of the Year in 2001 by Frost & Sullivan for his notable achievements at Sprint PCS. He holds an MBA (Marketing) from the J.L. Kellogg Graduate School of Management-Northwestern University, and a bachelor’s degree in Economics from Trinity College.
Thomas Sieber is an independent director. Mr. Sieber has extensive experience as a technology industry executive with demonstrated expertise in building pan-European enterprise sales channels. He is currently the Chairman of the Board of Orange Switzerland. Mr. Sieber was the CEO of Orange Switzerland from 2009 to 2012, where he led a successful turnaround of the business and drove the sales process of the company to a new owner. Before joining Orange, Mr. Sieber was Executive Vice President of Sales for Fujitsu Siemens Computers. Mr. Sieber started his career at Hewlett-Packard, advancing to General Manager for Small and Medium Enterprise, EMEA, by the time he left the company in 2001. He studied Economics at the University of St. Gallen (HSG) in Switzerland, graduating in 1987. Mr. Sieber also currently serves on the board of directors of the Swiss software company Garaio AG and the Danish wireless technology company, RTX A/S.
Reliance on Certain Exemptions
At no time since the commencement of the Company’s most recently completed financial year has the Company relied upon any exemption from NI 52-110 provided therein.

Audit Committee Oversight
At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the board of directors of the Company.

Pre-approval Policies and Procedures
The Audit Committee has the sole authority to review in advance and pre-approve all audit and non-audit services to be provided to the Company or its subsidiaries by the external auditor, as well as all fees and other terms of engagement. The Audit Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Audit Committee at its next scheduled meeting. For the fiscal years ended December 31, 2013 and 2012, all of the audit and non-audit services below were pre-approved by the Audit Committee.

Auditor Independence
Sierra Wireless’s Audit Committee has concluded that KPMG LLP, the Company’s independent registered chartered accountants (“Auditors”), is independent under applicable rules and guidelines and, in particular, that the Auditors are free from conflicts of interest that could impair their objectivity in conducting the audit of the Company’s financial statements. The Audit Committee is required to approve all audit and non-audit related services performed by our Auditors, and our Auditors are not permitted to perform services for us prohibited for an independent auditor under applicable Canadian and United States regulations, including the Sarbanes-Oxley Act of 2002.

Auditors’ Fees

	2013	2012
Audit fees	$1,264,149	$1,226,373
Tax fees	—	45,000
Audit-related fees	9,443	—
All other fees	—	—
Total	$1,273,592	$1,271,373

Audit Fees
Audit fees for 2013 and 2012 include fees related to the audit of our year-end financial statements, the audit of our internal control over financial reporting, review of our interim financial statements, and services that are normally provided by our Auditors in connection with statutory and regulatory filings or engagements for such year.
Tax Fees
Tax fees for 2012 are primarily for tax compliance and transfer pricing services. No tax fees were billed by our Auditors in 2013.
Audit-Related Fees
Audit-related fees consist of fees for attestation services and are not reported above as Audit fees. No audit-related fees were billed by our Auditors in 2012.
All Other Fees
No other fees were billed by our Auditors in 2013 or 2012 for services other than those reported in the preceding paragraphs.

LEGAL PROCEEDINGS
We are engaged in certain claims, legal actions and arbitration matters, all in the ordinary course of business, that are described in our Management Discussion and Analysis for the year ended December 31, 2013, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

We are not aware at this time of any legal proceedings that are contemplated.

During the financial year ended December 31, 2013:

a)	no penalties or sanctions were imposed against Sierra Wireless by a court relating to securities legislation or by a securities regulatory authority;

b)	no penalties or sanctions were imposed by a court or regulatory body against Sierra Wireless that would likely be considered important to a reasonable investor in making an investment decision; and

c)	no settlement agreements were entered into before a court relating to securities legislation or with a securities regulatory authority.

QUORUM EXEMPTION
The rules and regulations of the Nasdaq require each listed issuer to provide that a quorum for its shareholders’ meetings be at least 33 1/3 percent of the issuer’s outstanding shares. The Company has been granted an exemption from this requirement because it is contrary to generally accepted business practices in Canada, the Company’s country of domicile. The Company has had the benefit of this exemption in the current year and prior years.
In determining whether a requirement is contrary to generally accepted business practices, the Nasdaq rules generally look to the requirements of the primary market in the issuer’s country of domicile. The rules and policies of the TSX, the primary market in Canada, do not contain quorum requirements, and the Canada Business

Corporations Act, the Corporation’s governing statute, defers to the quorum requirements contained in an issuer’s By-laws. Under the Company’s By-laws, a quorum for a meeting of the Company’s shareholders is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

REGISTRAR AND TRANSFER AGENT
The Registrar and Transfer Agent for the Common Shares in Canada is Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 and in the United States is Computershare Trust Company, N.A., 350 Indiana Street, Suite 800, Golden, Colorado. These offices and the principal offices of Computershare Investor Services Inc. in the City of Toronto maintain the register of Common Shares and can effect transfers and make deliveries of certificates for Common Shares.

MATERIAL CONTRACTS
The Company is party to the following material contracts as defined in National Instrument 51-102 - Continuous Disclosure Obligations: the Shareholder Rights Plan disclosed under the heading “Description of Capital Structure”; and the Asset Purchase Agreement with Netgear and the Share Purchase Agreement with In Motion disclosed under the heading "General Development of the Business".

EXPERTS
KPMG LLP, independent registered chartered accountants, have audited the Company’s consolidated financial statements as at December 31, 2013 and 2012, and for each of the years in the three year period ended December 31, 2013 as set forth in their reports. KPMG LLP has advised the Company that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

ADDITIONAL INFORMATION
Additional information relating to the Company:

(a)	may be found on the System for Electronic Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Document and Gathering Retrieval System (“EDGAR”) at www.sec.gov;

(b)
including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s Information Circular for its most recent annual meeting of shareholders; and

(c)	is provided in the Company’s audited financial statements and related management discussion and analysis for the years ended December 31, 2013 and 2012.